Exhibit 10.1

GLENCORE

INTERNATIONAL AG

COMMERCIAL CONTRACT

227.01.13928-P

AUGUST 17, 2001

Conares Trading AG, Zug/Switzerland, hereinafter called “Seller”, confirm having sold and Glencore International AG, Baar/Switzerland, hereinafter called “Buyer” (Seller and Buyer collectively, the “Parties”), confirm having bought the material specified below, according to the following terms and conditions:

Producer:	Yuzhuralnickel/Yuzhpolimetall, Prizavodskaja 1, Orsk, 462424 Russia

Seller:	Conares Trading AG, Poststr. 24, 6300 Zug

Buyer:	Glencore International AG, Baarermattstr. 3, Box 777, CH-6341 Baar/Switzerland

Quantity:	Minimum 32’000 MT nickel contained in ferro nickel or total tonnage available for export until December 2004, whichever is higher.

Quality:	Ferro nickel, in the form of granules, with assays conforming to the following specifications:

Ni + Co	85%-95%
Co	***
Cu	***
S	0.54% max.
C	0.06% max.
Fe	balance

Fraction of granules:	less than 2 mm, not to exceed 1%
Packing:	in 1 MT big bags, Western origin

Material to be free of contamination of organic fractions, not greasy, free of radiation, asbestos, arsenic and moisture.

Other qualities or sizings to be mutually agreed.

Price:	The full final nickel content to be paid for at the official LME cash settlement *** quotation for nickel, *** averaged over the quotational period minus a discount of *** but subject to a minimum discount of

Quotational period:	***

“***”	means that certain confidential material has been filed separately with the Securities and Exchange Commission.

Term of delivery:	FOB St. Petersburg/Russia (Incoterms 2000).

Time of delivery:	Approximately 900 MT nickel contained in ferronickel, each month, starting September 2001 until December 2004 (last delivery).

Thereafter Buyer shall have the right of last refusal on all future business.

Every additional quantity available, which is not delivered to Mechel Steel Works, Chelyabinsk, and consumed by themselves, shall be delivered to the Buyer.

If the Seller is producing 1’000 MT of nickel in ferro nickel per month, or less, then Seller shall not be allowed to deliver more than 200 MT per month of nickel in ferro nickel to Mechel.

Delivery Special Clause:	If due to technical production difficulties Seller is not in a position to perform the contract, the Seller enjoys 60 days to remedy the short shipment. Despite above potential remedy period, the Seller nevertheless has to service interest and principal in order to meet the Minimum Repayment Schedule as contemplated in the Pre-Export Finance Facility. Thereafter the Seller is to continue deliveries as mentioned herein without any further right to defer deliveries.

If the Seller fails to perform the terms and conditions of this contract then the Seller hereby irrevocably and unconditionally undertakes, upon written demand from the Buyer to deliver coal in accordance with contract no 028.01.13942-P in order to effect the full repayment of the Pre-Export Finance Facility.

Payment:	In US Dollars by telegraphic transfer, 90% provisional payment to be paid against despatch of material ex Yuzhural plant and after presentation of provisional invoice and copy of railway bills covering the respective lot, to Buyer’s representative office.

Buyer’s value date of payment to be considered as payment date.

Balance to be paid once final weights, assays and prices are known.

Payment Special Clause:	Buyer shall make available to the Seller a Pre-Export Finance Facility in the amount of max. USD 25’000’000 as per separate Pre-Export Finance Agreement which forms an integral part of this contract.

“***”	means that certain confidential material has been filed separately with the Securities and Exchange Commission.

Documentation:	Upon despatch Seller shall present a provisional invoice and copies of railway bills.

Within 5 days after despatch Seller shall present producer’s certificate and packing list.

Within 30 days after despatch Seller shall present an original certificate of origin.

All documents shall be presented to Buyer’s representative office.

Origin:	Russia

Title/Risk:	Title to the material shall pass from the Seller to the Buyer upon provisional payment.

Risk will pass from Seller to Buyer when material passes ship’s rail.

Quality and Quantity check:	Material to be considered supplied by the Seller and accepted by the Buyer:

a) By Quantity in accordance with weight, indicated in the Producer’s quantity certificate. However, Buyer has the right to check weight in St. Petersburg (Russia) or Rotterdarn (Netherlands).

This operation to be performed by a ‘Sworn Weighing Company’ or an Independent International Surveyor Company.

The weight measured in respective port is final for both Parties. All costs connected with weighing to be for Buyer’s account.

b)      By Quality

in accordance with chemical analysis results stated in the Seller’s quality certificate. However, the Buyer has the right to check the quality of material with the help of Independent International Surveyor. The corresponding expenses will be covered by the Buyer. In case the deviation between Nickel content defined by the Independent Surveyor if compared with the analysis presented by the Seller exceeds *** the Buyer will present to the Seller the Certificate of Analysis (fax copy) describing method of sampling, analysis and its results within 40 (forty) days after material’s arrival at St. Petersburg port.

The Independent Surveyor Company shall be accepted by the Russian Tax Authorities. The assays in the Independent Surveyor analysis report are final and binding for both Parties.

“***”	means that certain confidential material has been filed separately with the Securities and Exchange Commission.

All expenses relating to a claim including payment for arbitration (in case the matter is passed to arbitration) will be covered by the Party found guilty.

If there is a claim the Buyer will deduct the corresponding amount from the next following payment. If the Buyer makes a claim on the last lot, the amount of the claim will be deducted from the settlement payment.

Taxes and duties:	All taxes and duties in Russia related to the export of ferro nickel shall be for the account of the Seller.

Force majeure:	The Seller shall not be liable for any failure or delay in performing any of its obligations under or pursuant to this Contract if the failure or delay results from any of the following: (a) act of God, explosion, fire, accident, lightening, tempest, flood and fog; (b) outbreak of war, hostilities, riot, civil disturbance, acts of terrorism; (c) act of any government or authority (including refusal or revocation of any license or consent); (d) breakdown of plant; (e) strike and/or lock-out (f) any cause or circumstance whatsoever beyond the reasonable control of it, provided that the Seller promptly notifies the Buyer in writing of the reason for and expected duration of the delay.

Such a failure or delay shall not constitute a breach of this Contract. The Seller shall use reasonable endeavours in any situation where it has invoked this clause to perform its relevant obligations as soon as possible. The time for performance of this Contract shall be extended by a period equivalent to the delay, provided that if such delay or failure persists for more than 90 days, the Buyer shall have the right to terminate this Contract forthwith on giving notice in writing to the Seller.

For the avoidance of doubt, the Parties acknowledge and agree that the Seller shall comply with its repayment and other obligations under the Minimum Repayment Schedule under the Pre-Export Finance Agreement irrespective of (i) any delays in delivery of Material occurred due to a force majeure event as described above or (ii) the Seller’s termination of this Contract in the event that such force majeure event would persist for more than 90 days.

Governing Law:	This contract as well as the respective relations between the parties shall in all respects be governed by, and interpreted in accordance with Swiss law.

“***”	means that certain confidential material has been filed separately with the Securities and Exchange Commission.

Arbitration:	All disputes arising out of or in connection with the present contract shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce by one or more arbitrators appointed in accordance with the said Rules. Place of Arbitration shall be Zurich, Switzerland. The language of the proceedings shall be English language. The proceedings shall be governed by procedural rules which the arbitral tribunal shall issue as soon as practical after its constitution and by further directions to be given by the arbitral tribunal from time to time.

Assignment:	The Seller agrees and acknowledges that the Buyer shall be entitled at any time to assign, charge or otherwise transfer all or any of its rights, benefits and interests under this contract and the other documents relating thereto to any party without having to obtain the prior consent of the Seller before or after such assignment, charge or transfer has been effected. In contrast, Seller shall not be entitled to assign, charge, or otherwise deal with all or an of the rights and/or obligations or sub-contract the performance of any of its obligations under this contract and the other documents related thereto without having obtained the prior written consent of the Buyer.

Confidentiality:	This Contract is private and confidential to the parties named herein and shall not be disclosed to outside parties without the consent of the other party with the exception in case of the Assignment as mentioned above. Such consent shall not be unreasonably withheld.

Legal Address/ Notices:	All notices hereunder shall be deemed to have been given when sent by cable, telex or telefax in each case addressed to any party as follows:

Seller:	Conares Trading Poststrasse 24 CH-6300 Zug / Switzerland Tel: 041 711-8291 Fax: 041 711 8293

Buyer:	Glencore International AG Baarermattstrasse 3 P.O. Box 777 CH-6341 Baar / Switzerland \ Tel: 041 709 2000 Fax: 041 709 3000

CONARES TRADING AG	GLENCORE INTERNATIONAL AG

/s/ Vladimir Iorich	/s/ Christian Wolfensberger
Mr. Valdimir Iorich	Mr. Christian Wolfensberger

Place: Zug, Date: 17.08.01	Place: Baar, Date: 17/08/01

“***”	means that certain confidential material has been filed separately with the Securities and Exchange Commission.

GLENCORE

INTERNATIONAL AG

ADDENDUM NO. 1

TO THE

COMMERCIAL CONTRACT NO. 227.01.13928-P

BETWEEN

CONARES TRADING AG AND GLENCORE INTERNATIONAL AG

DATED AUGUST 17, 2001

Conares Trading AG, Zug/Switzerland, hereinafter called “Seller” and Glencore International AG, Baar/Switzerland, hereinafter called “Buyer” confirm having concluded the present addendum No. 1 as per the following terms and conditions:

Quantity:	Minimum 40’000 MT nickel in ferronickel or total tonnage available for export until December 2005, whichever is higher.

Price:	The full final nickel content to be paid for at the official LME cash settlement *** quotation for nickel, *** averaged over the quotational period minus a discount of *** but subject to a minimum discount of ***

Quotational Period:	***

Time of delivery:	Minimum 600 MT nickel contained in ferronickel, each month, starting October 2003 until December 2005.

If minimum 40’000 MT nickel contained in ferronickel is not delivered by December 2005 the contract shall be extended accordingly.

Thereafter Buyer shall have the right of last refusal on all future business. Buyer is the exclusive offtaker off all nickel products produced at Yuzhural and exported from Russia.

Other conditions:	If Buyer fails to ship the material within 20 days after arrival of material at St. Petersburg port, Buyer will pay the extra storage cost, starting from 21st day.

“***”	means that certain confidential material has been filed separately with the Securities and Exchange Commission.

All other terms and condition which are not stipulated in the present addendum No. 1 remain unchanged. The present addendum No. 1, dated 1st October 2003 is an integral part of the contract 227.01.13928-P.

Agreed and accepted:

CONARES TRADING AG	GLENCORE INTERNATIONAL AG

/s/ Illegible	/s/ Illegible

Place: , Date: 1.10.03	Place: Baar, Date: 1/10/03

“***”	means that certain confidential material has been filed separately with the Securities and Exchange Commission.